Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Adolor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-51222, No. 333-62428, No. 333-100585, and No. 333-105912) on Form S-8 and registration statements (No. 333-107998 and No. 333-64298) on Form S-3 of Adolor Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of Adolor Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2003, and for the period from August 9, 1993 (inception) to December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Adolor Corporation.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 2, 2004